EXHIBIT 10.174

May 19, 2016

Dear Christine Mason-Soneral:

RE: ITC RETENTION AWARD

We greatly appreciate your dedication and contributions to ITC Holdings Corp. (the “Company”). In order to further recognize your contributions and encourage your ongoing retention both during and after the acquisition of the Company by Fortis, Inc. (“Parent”) pursuant to a merger agreement (the “Merger Agreement”) dated as of February 9, 2016 (the “Transaction”), we are providing you with the opportunity to earn a retention award. This Retention Award Letter (the “Award Letter”) sets forth the details of your award.

1.	Eligibility for Award.

a)You will be eligible to receive a retention award in a dollar amount equal to $525,000 (the “Retention Award”), with: (i) 30% of the Retention Award payable to you if you remain employed with the Company through the consummation of the Transaction (the “Closing Date”) with such payment to be made within 30 days following the Closing Date; and (ii) 70% of the Retention Award payable to you if you remain employed with the Company through the first anniversary of the Closing Date (the “Anniversary Date”) with such payment to be made within 30 days following such anniversary.

b)Furthermore, if the Merger Agreement is terminated prior to the consummation of the Transaction, it will be critical to retain talent. In this case, you will be eligible to receive the Retention Award, with: (i) 30% of the Retention Award payable to you if you remain employed with the Company through the termination date of the Merger Agreement (the “Termination Date”) with such payment to be made within 30 days following the Termination Date; and (ii) 70% of the Retention Award payable to you if you remain employed with the Company through the first anniversary of the Termination Date (the “Anniversary Date”) with such payment to be made within 30 days following such anniversary.

c)Notwithstanding the foregoing, if, prior to the Closing Date, the Termination Date or the Anniversary Date (each, a “Milestone Date”), your employment is terminated without Cause by the Company or for Good Reason by you, or due to your death or Disability (as defined in the applicable long-term disability plan in which you participate at such time), you will nevertheless be entitled to receive the full amount of the Retention Award (to the extent not previously paid to you), payable to you within 30 days after such termination, unless otherwise determined by the Chief Executive Officer of the Company (the “CEO”) in his sole discretion if such termination occurs prior to the Closing Date or the Termination Date.

d)If your employment is terminated for Cause by the Company or by you without Good Reason prior to the Milestone Date or Termination Date, as applicable, you will forfeit all rights and eligibility to the unpaid portion of the Retention Award otherwise granted hereunder, unless otherwise determined by the CEO in his sole discretion.

2.Transaction Close Incentive Award. You are eligible for an additional $300,000 one-time Transaction Close Incentive Award. This separate award is conditioned upon the Closing Date occurring on or before December 31, 2016 and you being actively employed on the Closing Date. Payment will be made within 30 days of the Transaction.

3.Confidentiality. Participation in this program is limited and participants are required to keep all related information confidential. You agree not to disclose or discuss, other than with your legal counsel, financial or tax adviser, and spouse (if any), either the existence or any details of this Award Letter, unless otherwise required to do so by law. You will obtain the agreement of any such legal counsel, financial or tax adviser, and/or spouse, and make a good faith effort to ensure, that they will not disclose or discuss the existence or any details of this Award Letter with any other person. Any unauthorized disclosure of your participation or the contents of this Award Letter may terminate your eligibility and require your forfeiture of this Retention Award.

4.Withholding; Section 409A. The Retention Award will be paid less any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Further, in the event that it is reasonably determined by the Company that, as a result of Section 409A of the Internal Revenue Code (the “Code”), the payment of the Retention Award hereunder may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing you to be subject to tax under Section 409A of the Code, the Company shall, in lieu of providing such payment when otherwise due hereunder, instead provide such payment on the first day on which such provision would not result in you incurring any tax liability under Section 409A of the Code.

5.Interpretation. The Company’s Chief Human Resources Officer shall be empowered to make all determinations or interpretations contemplated under this Award Letter, which determinations and interpretations shall, if made in good faith, be binding and conclusive on you and the Company.

6.Assignment; Transferability. The Company may assign this Award Letter without your consent to any company that acquires all or substantially all of the stock or assets of the Company or to any member of Parent hiring you, or into which or with which the Company is merged or consolidated. None of your rights under this Award Letter may be assigned, transferred, pledged or otherwise disposed of, other than by your will or under the laws of descent and distribution.

7.No Right to Employment or Other Benefits. This Award Letter shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company. Further, the Company or its affiliates may at any time dismiss you from employment, free from any liability of any claim under this Award Letter. This letter does not confer upon you any rights to receive any severance or other change in control benefits, other than the Retention Award.

8.No Trust Fund. This Award Letter shall not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any of its affiliates and you or any other person. To the extent that you acquire the right to receive payments from the Company or any of its affiliates under this Award Letter, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.Other Plans. Any portion of the Retention Award that may become payable to you hereunder shall not be taken into account in computing your salary or other compensation for purposes of determining any benefits or compensation payable to you or your beneficiaries or estate under (i) any pension, retirement, life insurance or other benefit arrangement of the Company or (ii) any other agreement between you and the Company, except as required by law.

10.Amendment or Termination. This Award Letter may not be amended or modified other than by a written agreement executed by you and the Company or its successors, nor may any provision hereof be waived other than by a writing executed by you or the Company or its successors.  Notwithstanding the above, the Company shall, in its sole discretion, have the power and authority to terminate, modify or change the terms and conditions of this Award Letter to comply with applicable laws or, prior to the Closing Date, as otherwise determined by the Company in its sole discretion.

11.Entire Agreement. This Award Letter and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Award Letter supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.Governing Law/Counterparts. The validity, construction, and effect of this Award Letter shall be determined in accordance with the laws of Michigan. This Award Letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.Definitions. For purposes of this Award Letter, the following terms shall have the following meanings:
a)“Cause” shall have the meaning assigned such term in any written employment agreement between you and the Company or one of its affiliates or, if there is no such employment agreement or no such definition, “Cause” shall mean that any of the following events has occurred or conditions exist:

i.
your continued failure substantially to perform your duties to the Company or its affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to you of such failure;

ii.	dishonesty in the performance of your duties hereunder;

iii.	your conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude;

iv.
your willful malfeasance or willful misconduct in connection with your duties hereunder or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or

v.	your breach of any non-compete or confidentiality obligations to the Company or its affiliates.

b)“Good Reason” shall have the meaning assigned such term in any written employment agreement between you and the Company or one of its affiliates or, if there is no such employment agreement or no such definition, “Good Reason” shall mean:

i.	a greater than 10% reduction in the total value of your base salary, target bonus, and employee benefits;

ii.	if your responsibilities and authority are substantially diminished; or

iii.	your principal work location is relocated by more than 50 miles from your principal work location as of immediately prior to the Closing Date.

You may terminate your employment with Good Reason by providing the Company 10 days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within 60 days of the occurrence of such event. During such 10 day notice period, the Company shall have a cure right (if curable), and if not cured within such period, your termination will be effective upon the expiration of such cure period.

We greatly appreciate your service and look forward to your continued contributions. Please indicate your agreement to the foregoing by executing this Award Letter where indicated below. For any questions regarding these award opportunities, please contact Matt Dills.

Best Regards,

Joseph L. Welch
Chairman, President and CEO
ITC Holdings Corp

Accepted by:

/s/ Christine Mason Soneral_____________________05/19/2016____________
Christine Mason-Soneral                    Date